STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is entered into as of February 3, 1997, between Itochu Corporation, a Japanese corporation ("Buyer") and ATS Medical, Inc., a Minnesota corporation ("Company").

          WHEREAS, the Company desires to sell, and Buyer desires to acquire the Company's shares as provided herein.

          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the Company and Buyer hereby represent, warrant and agree as follows:

                               ARTICLE I
                  DEFINITIONS/PURCHASE & SALE/CLOSING

          1.1     Definitions.

          For all purposes of this Agreement, unless otherwise expressly provided,

          (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

          (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

          (c)     all references in this Agreement to designated
"Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Agreement between Buyer and the Company as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Auditors" means Ernst & Young LLP, independent public accountants to Company.

          "Business" means the business of Company and the Subsidiary taken as a whole, and shall be deemed to include any of the following incidents of such business: income, operations, condition (financial or other), assets/properties, anticipated revenues/income, prospects, and liabilities.

          "Buyer Stock" means the shares of Common Stock being acquired by Buyer hereunder.

          "Closing" means the consummation of the purchase and sale of the Buyer Stock under this Agreement.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the Common Stock, $0.01 par value, of the Company.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Disclosure Materials" has the meaning set forth in Section
2.3.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

          "Optional Closing Date" has the meaning set forth in Section
10.1.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Purchase Price" has the meaning set forth in Section 1.3.

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means ATS Medical, Ltd., a Scotland Private Limited Company.

          "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any Subsidiary.

          1.2     Sale and Purchase of Buyer Stock.

          In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing the Company will issue, sell and deliver to the Buyer, and the Buyer will purchase from the Company, the Buyer Stock, consisting of 1,568,940 shares of Common Stock, and representing in the aggregate 9.3% of the Company's Common Stock outstanding as of the Closing.

          1.3     Purchase Price; Payment.

          The purchase price for the Buyer Stock shall be $9.40125 per share, for an aggregate purchase price of $14,750,000 (the "Purchase Price"). At the Closing, the Buyer will deliver, by wire transfer to the Company's account number 160233949082 at First Banks, N.A., Bank Routing #091000022, Swift #FNBMUS44IMT, an amount equal to the Purchase Price in immediately available funds and the Company will deliver the certificate(s) representing the Buyer Stock.

          1.4     Closing.

          As soon as practicable after the satisfaction or waiver in writing of the conditions set forth in this Agreement, the Closing will take place on a date and at a place that is mutually convenient to the parties.

                             ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Buyer as follows:

          2.1     Organization and Related Matters.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. The Subsidiary is a wholly-owned subsidiary of Company and is duly organized, validly existing and in good standing under the laws of Scotland.
Company and Subsidiary have all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification. Schedule 2.1 correctly lists the current directors and executive officers of Company and of Subsidiary. True, correct and complete copies of the respective charter documents of Company and the Subsidiary as in effect on the date hereof have been delivered to Buyer.

          2.2     Stock.

          (a) The Company's authorized capital stock consists of 40,000,000 authorized shares of Common Stock, of which as of the date hereof, 15,214,601 shares are issued and outstanding. All of the outstanding Common Stock has been duly authorized and is validly issued, fully paid and nonassessable. Except as described on Schedule 2.2, there are no outstanding securities convertible into or exchangeable for Common Stock or any outstanding options, calls or other commitments for the issuance, sale or delivery of any shares of Common Stock or of any securities so convertible or exchangeable.

          (b) Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to and complete ownership of the Buyer Stock, free and clear of any Encumbrance. The Buyer Stock will, upon such consummation, be duly authorized, validly issued, fully-paid and nonassessable.

          (c) Except as disclosed in Schedule 2.2 attached hereto, neither the Company nor Subsidiary has any legal obligation, absolute or contingent, to, nor is engaged in any ongoing negotiations or discussions with, any person or firm to sell the assets of the Company or Subsidiary (other than sales in the ordinary course of the Company's or Subsidiary's business), or to issue or sell any shares of voting stock (or securities convertible into, or granting a right to purchase, such stock) (other than with the Buyer), or to effect any merger, consolidation, or other reorganization of the Company or Subsidiary, or to enter into any agreement with respect to any of the above.

          2.3     Financial Statements; Changes; Contingencies.

          (a) The Company has furnished to Buyer all of its periodic reports to, and other filings with, the SEC since its annual report on Form 10-K for the fiscal year ended December 31, 1994 (collectively, the "Disclosure Materials"). The Disclosure Materials fairly present the information purported to be set forth therein and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Disclosure Materials have been prepared in accordance with GAAP applied on a consistent basis for the dates and during the periods involved (except as otherwise stated in such financial statements or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and changes in financial position of the Company as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments). Neither the Company nor Subsidiary has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which is of a nature required under generally accepted accounting principles applied on a consistent basis to be included in a consolidated corporate balance sheet or disclosed in the notes thereto, except such liabilities and obligations which (i) are recorded in the September 30, 1996 balance sheet included in the Disclosure Materials, or (ii) were incurred after the date of such balance sheet in the ordinary course of business, or (iii) are disclosed in Schedule 2.3.

          (b) Except as disclosed in the Company's financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the SEC, and the items mentioned in
Schedule 2.3, since December 31, 1995:

          (i) there has been no material adverse change in the Business; and

          (ii)     there has not been any Loss, (whether or not covered
by insurance)      adversely affecting any assets material to the
Business.

          2.4     Tax and Other Returns and Reports.

          The Company and Subsidiary have timely filed all required Tax Returns and have paid all Taxes due for all periods ending on or before December 31, 1995. Adequate provision has been made in the books and records of Company and Subsidiary, and to the extent required by GAAP in the financial statements referred to in Section 2.3 above or delivered to Buyer, for all Taxes whether or not due and payable and whether or not disputed. Neither Company nor Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. Schedule 2.4 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of Company and Subsidiary. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Except as set forth in the Schedule 2.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of Company or Subsidiary.
Except as set forth on Schedule 2.4, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of Company, threatened to propose or assert, any deficiency, assessment or claim for Taxes and the Company knows of no basis for any such delinquency assessment or claim.

          2.5     Intangible Property.

          Schedule 2.5 lists any and all material items of Intangible Property in which Company or Subsidiary have an interest and the nature of such interest. Such assets include all Permits or other rights with respect to any of the foregoing. Company and Subsidiary have complete rights to and ownership of all Intangible Property required for use in connection with the Business, the absence of which would have a material adverse effect on the Business. Except as disclosed on Schedule 2.5, Company and Subsidiary do not use any Intangible Property by consent of any other person and are not required to and do not make any payments to others with respect thereto. Company and Subsidiary have in all material respects performed all obligations required to be performed by them, and none of such entities is in default in any material respect under any Contract relating to any of the foregoing. Neither Company nor Subsidiary has received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Company or Subsidiary of any such property conflicts with or allegedly conflicts with or infringes the rights of any Person.

          2.6     Authorization; No Conflicts.

          The execution, delivery and performance of this Agreement and any related agreements by the Company has been duly and validly authorized by the Board of Directors of Company and by all other necessary corporate action on the part of Company. This Agreement and any related agreements constitute the legally valid and binding obligation of Company, enforceable against Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by Company and the execution, delivery and performance of any related agreements or contemplated transactions by Company will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by- laws or any Contract of Company, result in the imposition of any Encumbrance against any asset or properties of Company or violate any Law.

          2.7     Permits.

          Except for matters identified in Schedule 2.7, the execution and delivery of this Agreement and the performance of this Agreement and any related or contemplated transactions by Company will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.

          2.8     Legal Matters.

          Except as disclosed in the Disclosure Materials or in Schedule 2.8, (i) there is no Order or Action pending, or, to the best knowledge of Company, threatened, against or affecting Company or Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or if determined adversely to the interest of the Company might reasonably be expected to have a material adverse effect on Company, the Business, on Company's ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement, and (ii) to the best knowledge of the Company, the Company is not in violation of any Laws, the effect of which violation would be materially adverse to the Business.

          2.9     Insurance.

          There is in full force and effect insurance coverage on the assets, properties, premises, operations and personnel of Company and Subsidiary in such amounts and against such risks and losses as in the opinion of Company is adequate in all material respects for the business engaged in by Company and Subsidiary. The Company has delivered or made available to Buyer true copies of all of the insurance policies maintained by or for the benefit of the Company or the Subsidiary which are in effect. All such insurance policies are in full force and effect, and the Company has not received a notification with respect to any material policies of their cancellation or that they will not be renewed or that the insurance carrier insuring same has placed by condition on renewal or cancellation which would make the renewal or cancellation onerous.

          2.10     Permits.

          Company and Subsidiary hold all Permits that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. No suspension, cancellation or ter- mination of any of such Permits is threatened or, to the best knowledge of Company, imminent.

          2.11     No Brokers or Finders.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Company or any Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

                             ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Company as follows:

          3.1     Organization and Related Matters.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

          3.2     Authorization.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3  No Conflicts.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

          3.4     No Brokers or Finders.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, other than Nomura Wasserstein Perella, whose fees will be paid by Buyer.

                             ARTICLE IV
                       COVENANTS OF THE COMPANY

          4.1     Other Agreements.

          On or prior to the earlier of the date of Closing and the Optional Termination Date (as defined in Section 10.1), the Company will not enter into any agreement or understanding with any person or entity other than the Buyer or a representative thereof with respect to the issuance or sale of any Common Stock or other capital stock of the Company (or securities convertible into, or granting a right to purchase, such stock), the merger or acquisition of the Company or the acquisition of the capital stock of any Subsidiary, or any or all of their material assets, or effect any such transactions. On or prior to the earlier of the Closing and the Optional Termination Date, should Company or Subsidiary receive an unsolicited offer for such transaction, or obtain information that such an offer is likely to be made, Company will provide Buyer with any information which Company provides to its Board of Directors with respect thereto, approximately at the same time such information is provided to its Board of Directors.

          4.2     Advice of Changes.

          On or before the earlier of the Optional Termination Date and the Closing, the Company will promptly advise the Buyer in writing of (i) any event known to the Company occurring subsequent to the date of this Agreement which would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event) or (ii) any material adverse change in the Company's Business.

          4.3     Access to Books and Records.

          Until the earlier of the Optional Termination Date and the Closing, the Company will afford to the Buyer and its accountants, attorneys and agents such information regarding the Company and the Subsidiary and access to their books and records and other documents as Buyer may reasonably request, subject to mutually acceptable confidentiality requirements.

          4.4     Distribution Agreement.

          The Company agrees to execute a Distribution Agreement in the form of Exhibit I hereto (the "Distribution Agreement"), to be entered into with Century Medical, Inc., a Japanese corporation and an Affiliate of Buyer ("CMI"), granting CMI the exclusive right to distribute certain products of Company in the territory of Japan for a period of seven (7) years following the Closing.

          4.5     Registration Rights.

          (a) Registration. No later than six months from the Closing Date, the Company shall file with the SEC a Registration Statement covering the Buyer Stock so as to permit the resale by the Buyer of all such shares of Buyer Stock. The Company shall use its best efforts to cause the SEC to declare such Registration Statement effective as expeditiously as possible and shall thereafter take such action as shall be required by the rules of the SEC to cause such Registration Statement (or a successor thereto) to remain effective until the earlier of three years from the Closing Date or the resale of all of the shares of Common Stock covered by such Registration Statement. The Company will use its best efforts to cause the Common Stock to remain designated on the National Market System of the National Association of Securities Dealers Automated Quotation System.

          (b) Demand Rights. In the event that the Company is not able to effect or maintain the registration described in paragraph (a) above, the Buyer shall have the right to make written requests of the Company to register under the Securities Act the Buyer Stock or any other shares of voting stock of the Company (or securities convertible to voting stock) purchased or received from the Company then owned by the Buyer and specified in such request (the shares subject to such request being referred to as the "Subject Stock"). Promptly upon receipt of such request, the Company shall file a registration statement to become effective as soon as reasonably practicable to permit the sale of the Subject Stock, provided, (i) that the Company shall not be obligated to effect any registration in connection with a request by Buyer that relates to less than 750,000 shares of Subject Stock; (ii) that one such registration shall be effected at the expense of the Company, with any additional registration hereunder to be effected at the expense of Buyer, as further set forth in paragraph (e) hereof; and (iii) that prior to filing a registration statement or prospectus or any amendments or supplements thereto required hereby, the Company will furnish to counsel selected by Buyer copies of all documents proposed to be filed, which documents will be subject to the timely review of such counsel. In connection therewith, the Company shall prepare and file, on Form S-3 if permitted, otherwise on such appropriate form as the Company in its discretion shall determine, a registration statement under the Securities Act to effect such registration. The Buyer agrees to provide all such information and materials and take all such action as may be reasonably required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement.

          4.6     Right to Maintain Percentage.

          (a) The percentage of outstanding capital stock of the Company (calculated based upon voting rights) which the Buyer holds at any given time shall be referred to as the "Buyer Percentage". The Buyer shall have the right to purchase or subscribe for up to the Buyer Percentage of any issuance of voting stock of the Company of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into voting stock of the Company, or carrying any rights to purchase voting stock of any class, whether said securities shall be issued for cash, property, or any other lawful consideration, and, without limitation of the foregoing, shall have such rights with respect to shares or other securities offered for sale if they are issued or optioned by the Company's board of directors to effect a merger or consolidation or for a consideration other than cash. Buyer shall have the right to exercise such rights upon the same terms and conditions as those offered to other offerees of the stock or securities in question; provided, however, that in the event such stock or securities shall be issued to other offerees for consideration other than solely cash, the Buyer shall have the option to exercise its rights hereunder at a purchase price per share (or similar unit) in cash equal to the fair value of the consideration given by such other offerees (as determined by the Company, or if the Buyer disagrees with the Company's valuation, by an appraiser mutually selected by the Company and the Buyer) divided by the number of shares (or similar unit) of stock or securities so issued to such other offerees. The fees of such appraiser shall be borne by the Buyer.

          (b) If the Company wishes to issue securities of the type included in subsection (a) above, the Company shall provide the Buyer with prior notice thereof and shall not conclude the sale of such securities without complying with terms thereof. The Company and the Buyer shall use their best efforts to agree on an appraiser if one is required within 10 calendar days of such notice. The appraiser chosen shall forthwith value the average per unit consideration proposed to be paid for such securities and notify the parties thereof, and such determination shall be binding on the parties. Within 30 days of receipt of such notice from the appraiser, or if there is no appraiser, notice from the Company of the price per share, the Buyer shall notify the Company of the percentage it intends to purchase of such securities at the per unit price so determined. If the Buyer gives notice of its intention to purchase, the Buyer shall pay the aggregate purchase price (based upon such per unit price) for all of the securities it wishes to purchase in cash on the same date such securities are sold to the other buyer(s).

          (c) The Buyer's rights under this Section 4.6 shall continue for a period of three (3) years following the Closing Date.

          (d) The Buyer's rights under this Section 4.6 shall not apply to (i) securities issued upon the exercise of convertible securities; or (ii) securities issued pursuant to the Company's 1987 Stock Option and Stock Award Plan or any successor plan.

          4.7     Distributions, Etc.

          The Company agrees that it will not declare or pay any dividend or make any other distribution as of a record date prior to the Closing in respect of its capital stock or prior to the Closing change its or Subsidiary's capital structure.

          4.8     Operations in Ordinary Course.

          Until the earlier of the Optional Termination Date or the Closing, the Company agrees to conduct its operations and those of Subsidiary in a prudent manner and in the ordinary course of business, consistent with its past practices.

                              ARTICLE V
                        COVENANTS OF THE BUYER

          5.1     Advice of Changes.

          On or before the earlier of the Optional Termination Date and the Closing, the Buyer will promptly advise the Company in writing of any event known to the Buyer occurring subsequent to the date of this Agreement which would render any representation or warranty of the Buyer contained in this Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is expressly limited to a state of facts existing at a time prior to the occurrence of such event).

          5.2     Standstill.

          The Buyer agrees that for a period of three years commencing on the Closing Date, neither it nor CMI will acquire additional shares of Common Stock if such acquisition would result in the Buyer and CMI holding (in the aggregate) more than 19.9% of the Common Stock outstanding at the time of such proposed acquisition, without the prior written consent of the Company.

                             ARTICLE VI
                           OTHER AGREEMENTS

          6.1     Payment of Certain Expenses.

          Except as provided in Section 4.5, with respect to registration rights, the Company and Buyer shall be liable for their own costs and expenses incurred in connection with this Agreement including the fees of their respective advisors.

          6.2     Public Announcements.

          The Buyer and the Company agree that they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or any transaction contemplated hereby.

          6.3     Confidentiality.

          The Buyer and the Company will, and will cause each of their respective affiliates to, maintain the confidentiality of any and all confidential information received from the other in connection with the transactions contemplated by this Agreement, except as may otherwise be required by any applicable law or any court or governmental agency. If this Agreement is terminated (as provided in Section 10.1), then upon notice by the Company to the Buyer of those confidential documents of the Company which it wishes returned, the Buyer shall within 30 days of such notice return such documents and any copies thereof to the Company.

          6.4     Necessary Consents; Preparation of Certain Filings and
Documents.

          (a) Each party will use its best efforts to obtain as soon as practicable any approvals or consents of any governmental agencies or third parties necessary in order to consummate the transactions contemplated by this Agreement.

          (b) Each party agrees to cooperate with the other with respect to any governmental proceedings relating to this Agreement.

                             ARTICLE VII
                CONDITIONS TO OBLIGATIONS OF THE BUYER

          The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by the Buyer, on or prior to the Closing Date, of the following conditions:

          7.1     Representations and Warranties True
                  at the Closing Date.

          The representations and warranties of the Company contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects, except for changes thereto agreed to in writing by the Buyer.

          7.2     Performance of Covenants.

          The Company shall have performed all covenants required to be performed by it under this Agreement prior to the Closing.

          7.3     Approvals and Consents.

          Any and all approvals, authorizations and requirements of governmental and regulatory authorities required prior to Closing in order to consummate the transactions contemplated herein shall have been obtained or completed, no such approvals or consents shall have imposed a condition which in the reasonable judgment of the Buyer is unduly burdensome, and all waiting periods specified by applicable law shall have expired.

          7.4     Financial Statements.

          The Buyer shall have received the most recent available (as of the date of Closing) quarterly unaudited consolidated interim financial statements of the Company.

          7.5     Certificate.

          The Company shall have furnished the Buyer with a certificate of the Company signed by its Chief Executive Officer, and its Secretary or an Assistant Secretary to the effect that (i) the Company's representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date, (ii) the Company has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing and (iii) the Buyer Stock represents 9.3% of the shares of Common Stock outstanding as of the Closing Date.

          7.6     Articles/Certificate of Incorporation and Bylaws.

          (a) The Company shall have delivered to the Buyer (i) a copy of its Articles of Incorporation and all amendments thereto certified by the Secretary or an Assistant Secretary of the Company as of the date of Closing and (ii) a copy of the Company's By-Laws (certified as of the date of Closing by the Secretary or an Assistant Secretary of the Company).

          (b) The Subsidiary shall have delivered to the Buyer (i) a copy of its Articles or Certificate of Incorporation and all amendments thereto certified by the Secretary or an Assistant Secretary of such Subsidiary as of the date of Closing and (ii) a copy of such Subsidiary's By-Laws (certified as of the date of Closing by the Secretary or an Assistant Secretary of such Subsidiary).

          7.7     No Governmental or Other Proceeding.

          No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect the Buyer's ownership of the Buyer Stock; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or, in the case of a governmental body, threatened, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Buyer's ownership of the Buyer Stock; and no written advice shall have been received by the Buyer, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the issuance of the Buyer Stock is consummated or sought to be consummated, be filed seeking to invalidate or restrain the issuance of the Buyer Stock or limit or otherwise affect the Buyer's ownership of the Buyer Stock.

          7.8     Ownership.

          Mr. Villafana and Mr. Kramp shall own, directly or indirectly, at least 10 % of the Common Stock outstanding and shall continue to be the Chairman and Chief Executive Officer, and President and Chief
Operating Officer, respectively, of the Company.

          7.9     Distribution Agreement.

          The Company shall have executed and delivered to CMI the Distribution Agreement, in form and substance satisfactory to Buyer.

          7.10     Due Diligence.

          Buyer shall not, in the course of its on-going business investigation, have discovered information not previously disclosed by Company, which Buyer reasonably believes has [or is likely to have a materially adverse effect on the Business or is materially inconsistent with information disclosed to Buyer prior to the date hereof.

          7.11     Market Condition.

          There shall not have occurred any decline in the Dow Jones Industrial Average or Standard & Poors Index of 400 Companies by an amount in excess of 10%, measured from the close of business on the date of this Agreement to the anticipated Closing Date.

          7.12 No Regulatory Changes. No action shall have been taken by any Governmental Entity, and no Law shall have been proposed or enacted, which would (or, in the case of a proposed Law, if enacted would) materially and adversely affect the financial condition, operations or prospects of Buyer, the Business, or the regulatory compliance status of Company.

                            ARTICLE VIII
               CONDITIONS TO OBLIGATIONS OF THE COMPANY

          The obligations of the Company to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, or the waiver by the Company, on or prior to the Closing Date, of the following conditions:

          8.1     Representations and Warranties True
                  at the Closing Date.

          The representations and warranties of the Buyer contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects, except for changes thereto agreed to in writing by the Company.

          8.2     Performance of Covenants.

          The Buyer shall have performed all covenants required to be performed by it under this Agreement prior to the Closing.

          8.3     Approvals and Consents.

          Any and all approvals, authorizations or requirements of governmental and regulatory authorities required prior to the Closing in order to consummate the transactions contemplated herein shall have been obtained or completed, no such approvals or consents shall have imposed a condition which in the reasonable judgment of Company is unduly burdensome and all waiting periods specified by applicable law shall have expired.

          8.4     Certificate.

          The Buyer shall have furnished the Company with a certificate of the Buyer signed by its Chief Executive Officer, its President or any General Manager to the effect that the Buyer's representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that the Buyer has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing.

          8.5     No Governmental or Other Proceeding.

          No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect the Buyer's ownership of the Buyer Stock; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or, in the case of a governmental body, threatened, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Buyer's ownership of the Buyer Stock; and no written advice shall have been received by the Buyer, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the issuance of the Buyer Stock is consummated or sought to be consummated, be filed seeking to invalidate or restrain the issuance of the Buyer Stock or limit or otherwise affect the Buyer's ownership of the Buyer Stock.

                             ARTICLE IX
                NATURE AND SURVIVAL OF REPRESENTATIONS
                     AND WARRANTIES; INDEMNITIES

          9.1     Nature of Representations and Warranties.

          All statements contained in the Schedules hereto or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

          9.2     Survival of Representations, Warranties, etc.

          All representations and warranties of the parties made in this Agreement or as provided herein shall survive the Closing Date for a period of five (5) years.

          9.3     Indemnification .

          (a) The Company will indemnify, to the extent permitted by Law, the Buyer, its officers and directors and each Person who controls the Buyer (within the meaning of the Securities Act or the Exchange Act) against any Losses caused by, resulting from or arising from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement; or (ii) any untrue or alleged untrue statement of material fact contained in any registration statement or prospectus (or any amendment or supplement thereto) of the Company, or any exhibits or materials incorporated by reference therein, filed with the SEC, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by the Buyer expressly for use therein.

          (b) In connection with the registration statements or prospectuses referred to in Section 4.5, the Buyer will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration.
The Buyer will indemnify the Company, its directors and officers and each Person who controls the Company within the meaning of the Securities Act or the Exchange Act) against any Losses caused by, resulting from or arising from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement; or (ii) any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in such registration statements or prospectuses or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by or contained in any information or affidavit so furnished in writing by the Buyer.

          9.4     Procedure.

          Any person entitled to indemnification under Section 9.3 will
(i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          9.5     Survival.

          The indemnifications set forth in Section 9.3 shall survive the Closing Date.

                              ARTICLE X
                     TERMINATION AND ABANDONMENT

          10.1     Termination and Abandonment.

          This Agreement may be terminated (i) by the mutual consent of the Buyer and the Company; (ii) by the Buyer or by the Company at any time after February 7, 1997 or such later date as shall have been agreed to in writing by them (the "Optional Termination Date") if for any reason the purchase by the Buyer of the Buyer Stock shall not by such date have been consummated; (iii) by the Buyer if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties and covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder; (iv) by the Company if there has been a material misrepresentation or material breach on the part of the Buyer in the representations, warranties and covenants of the Buyer set forth herein, or if there has been any material failure on the part of the Buyer to comply with its obligations hereunder; (v) by the Buyer if it should reasonably conclude that the approvals contemplated in
Section 7.3 will not be forthcoming or (vi) by the Company if it should reasonably conclude that the approvals contemplated in Section 8.3 will not be forthcoming.

          The power of termination provided for by this Section 10.1 may be exercised by the Buyer or the Company by written notice thereof, given to the other. If this Agreement is terminated in accordance with this
Section 10.1, the transactions contemplated by this Agreement shall be abandoned without further action by the Buyer or the Company.

          10.2     Liability Upon Termination.

          In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 10.1 (i), 10.1 (ii),
10.1 (v) or 10.1 (vi), neither the Buyer nor the Company shall have any liability or further obligation to the other except as provided in Sections 6.1 and 6.3.

                             ARTICLE XI
                              GENERAL

          11.1     Amendments; Waivers.

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          11.2     Schedules; Exhibits; Integration.

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          11.3     Best Efforts; Further Assurances.

          Each party will use its best efforts to cause all conditions to its obligations and hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          11.4     Governing Law and Forum.

          This Agreement shall be deemed to have been executed and entered into in the State of Minnesota, U.S.A., and this Agreement, and its formation, operation and performance shall be governed, construed, performed and enforced in accordance with the substantive laws of the State of Minnesota, U.S.A. In the event there arises a dispute between the parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, the parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the matter has not been resolved within thirty (30) days of their first meeting to resolve a dispute, then any such dispute shall be determined finally by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Minneapolis, Minnesota U.S.A. if initiated and brought by Buyer or Tokyo, Japan if initiated and brought by Company and the language of the arbitration shall be English. The arbitral tribunal shall consist of a single arbitrator. If the parties shall not have agreed upon an arbitrator within thirty (30) days of the notice of arbitration, then the Administrator of the American Arbitration Association shall appoint one. The unsuccessful party in an arbitration shall pay and discharge all reasonable costs and expenses (including reasonable attorneys' fees) which are incurred by the other party in enforcing this Agreement. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Pending the submission to the arbitrator and thereafter until the single arbitrator renders the award, the parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the award. Nothing herein shall prevent any party from seeking injunctive relief from any court of competent jurisdiction, in order to preserve assets, prevent irreparable harm or as otherwise appropriate.

          11.5     No Assignment.

          Except in connection with a transfer of all or a portion of the Buyer Stock to CMI, or as otherwise agreed, neither this Agreement nor any rights or obligations under it are assignable.

          11.6     Headings.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          11.7     Counterparts.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered (by telecopier, mail or otherwise) to the other party.

          11.8     Notices.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          Itochu Corporation
          5-1, Kita-Aoyama 2-chome
          Minato-ku, Tokyo 107-77
          Japan

          Attn.: Mr. Moritake Onuki
                 General Manager
                 Medical Project Division

          Tel: 81-3-3497-2544
          Fax: 81-3-3497-2345


          With a copy to:

          Century Medical, Inc.
          1-6-4, Osaki
          Shinagawa-ku, Tokyo 141
          Japan
          Attn.: Mr. Shunzo Saegusa
                 Sr. Officer
                 Medical Products Division

          Tel: 81-3-3491-1131
               Fax: 81-3-3491-1857

          If to Company, addressed to:

          ATS Medical, Inc.
          3905 Annapolis Lane
          Minneapolis, MN 55447
          U.S.A.

          Attn.:     Mr. Manuel A. Villafana
                     Chief Executive Officer

          Tel: 612-553-7736
          Fax: 612-553-1492

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.8 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

          11.10     Remedies; Waiver.

          To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          11.11     Attorney's Fees.

          In the event of any Action by any party arising under or out of, in connection with or in respect of, including any participation in bankruptcy proceedings to enforce against a party a right or claim in such proceedings, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgement in respect of this Agreement are recoverable as a separate item. The preceding parties intend that the sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

          11.12     Knowledge Convention.

          Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to [its] knowledge" or "to [its] best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

          11.13     Representation By Counsel; Interpretation.

          Buyer and Company each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Company.

          11.14     Specific Performance.

          Buyer and Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement and related agreements, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.15     Severability.

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable/provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              ITOCHU CORPORATION



                              By:  /s/ M. Onuki

                              Its:  General Manager, Medical Project Division



                              ATS MEDICAL, INC.



                              By:  /s/ Manuel A. Villafana

                              Its:  Chairman and CEO



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